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                                                                      EXHIBIT 11


                       NATIONAL AUTO FINANCE COMPANY, INC.
                    Computation of Earnings per Common Share
                (Unaudited, in thousands, except per share data)


                                                             Three Months Ended
                                                                  March 31,
                                                            ---------------------
                                                              2000        1999
                                                            --------    ---------
Average number of common shares outstanding                   17,281        9,031

Common equivalent shares outstanding:

Stock options (1)                                                 --           --
                                                            --------    ---------

Total common and common equivalent shares outstanding         17,281        9,031
                                                            ========    =========

Net income (loss) attributed to common shareholders         $ (4,036)   $  (1,787)
                                                            ========    =========

Loss per common share (basic and diluted)                   $   (.23)   $   (0.20)
                                                            ========    =========

------------------------

(1) Stock options are excluded from the computation of diluted loss per common share as the effect of such options would be anti-dilutive.